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                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                   FORM 8-A/A

                                 AMENDMENT NO. 2

                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

                    PURSUANT TO SECTION 12(b) OR 12(g) OF THE

                         SECURITIES EXCHANGE ACT OF 1934

                             ASPEN TECHNOLOGY, INC.

             (Exact name of registrant as specified in its charter)


              DELAWARE                                  04-2739697
(State of incorporation or organization)    (I.R.S. employer identification no.)

TEN CANAL PARK, CAMBRIDGE, MASSACHUSETTS                   02141
(Address of principal executive offices)                 (Zip code)


        If this form relates to the          If this form relates to the
        registration of a class of           registration of a class of
        securities pursuant to Section       securities pursuant to Section
        12(b) of the Exchange Act and is     12(g) of the Exchange Act and is
        effective pursuant to General        effective pursuant to General
        Instruction A.(c), please check      Instruction A.(d), please check
        the following box. [ ]               the following box. [X]

Securities Act registration statement file number to which this form relates:
______________
(If applicable)


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Securities to be registered pursuant to Section 12(b) of the Act:

Title of Each Class                     Name of Each Exchange on Which
to be so Registered                     Each Class is to be Registered

None                                    None

Securities to be registered pursuant to Section 12(g) of the Act:

                    Rights to Purchase Series A Participating
                           Cumulative Preferred Stock
                                (Title of Class)

         The undersigned registrant hereby amends the following items, exhibits and portions of its registration statement on Form 8-A dated October 9, 1997 for its Rights to Purchase Series A Participating Cumulative Preferred Stock, par value $.10 par value per share, as set forth in the pages attached hereto.

ITEM 1.  DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED.

         Item 1 of the Form 8-A dated October 9, 1997 (as amended to date, the "Form 8-A") filed by Aspen Technology, Inc. (the "Company"), is hereby further amended to include the following:

         On October 26, 2001, the Company amended its Rights Agreement dated March 12, 1998 by entering into Amendment No. 1 to Rights Agreement dated October 26, 2001 between the Company and American Stock Transfer & Trust Company (the Rights Agreement"). Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in the Rights Agreement.

         The Rights Agreement has been amended as follows:

         1. to increase the ownership threshold for causing a Distribution Date under the Rights Agreement from beneficial ownership of 15% or more of the outstanding Common Stock of the Company to beneficial ownership of 20% or more of the outstanding Common Stock of the Company;

         2. to authorize, except as otherwise provided in the Rights Agreement, the Board of Directors of the Company, exclusively, to administer the Rights Agreement;

         3. to acknowledge that the TIDE Committee of the Board of Directors of the Company shall consider, no less frequently then every three years, whether maintenance of the Rights Agreement continues to be in the interest of the Company; and
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         4. to reiterate that nothing in the Rights Agreement shall be deemed to be in derogation of the obligation of the Board of Directors of the Company to exercise its fiduciary duty.

         A copy of Amendment No. 1 to the Rights Agreement is attached hereto as
Exhibit 4.4 and is incorporated herein by reference. The foregoing description of the changes to the Rights Agreement does not purport to be complete and is qualified in its entirety by reference to the Rights Agreement, as amended.
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ITEM 2.  EXHIBITS.

Item 2 of the Form 8-A is hereby amended by adding the following exhibit attached hereto:

     Exhibit No.           Description

         4.4 Amendment No. 1 dated as of October 26, 2001 to the Rights Agreement dated as of March 12, 1998 between Aspen Technology, Inc. and American Stock Transfer and Trust Company, as Rights Agent
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                                    SIGNATURE

         Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

Date:  November 8, 2001           ASPEN TECHNOLOGY, INC.

                                  By: /s/ Lawrence B. Evans
                                     __________________________________________
                                     Lawrence B. Evans
                                     Chairman, Chief Executive Officer
                                     and President